Crystal Rock Holdings, Inc. Announces Financial Results for its Fiscal First Quarter Ended January 31, 2017

WATERTOWN, CT -- (Marketwired - March 16, 2017) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its first fiscal quarter ended January 31, 2017. These results will be filed on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the first quarter decreased $1.4 million from $16.1 million in the first quarter of fiscal 2016 to $14.7 million during the same period in fiscal 2017. Gross profit increased $104 thousand during the first quarter, going from $7.6 million in 2016 to $7.7 million during the same period in fiscal 2017.

Operating expenses increased $221 thousand or 3% to $7.5 million in fiscal 2017 from $7.2 million in the comparable period of fiscal 2016.

Operating income decreased $117 thousand in the first fiscal quarter of 2017 resulting in operating income of $232 thousand compared to an operating income of $349 thousand for the comparable period of fiscal 2016. The net loss for the quarter ended January 31, 2017 was $75 thousand compared to a net loss of $30 thousand for the first fiscal quarter of 2016.

"First quarter results reflect higher water sales in fiscal 2017 than in 2016, yielding higher gross profits. Our management direction, customer service and technology platforms will continue to emphasize a broader customer experience focusing on the Company's multi-channel go to market strategies," said Peter Baker, President and CEO, Crystal Rock Holdings, Inc. "We are highly encouraged that our customer acquisition and renewal rates remain strong in a highly competitive market. There is a demand for premium value and service that minimize aftermarket service disruption and customer confusion that plague many low cost-only providers. Our results are proof of that demand."

ABOUT CRYSTAL ROCK HOLDINGS, INC.
Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water and coffee service, office supplies, refreshment beverages and other break room items to the commercial office and at home markets throughout the Northeast. For over 100 years, the company has provided quality and high value service, and it's the largest independent delivery provider of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and it roasts and packages coffee under its Cool Beans® brand. Launched in 2010, the Crystal Rock Office® brand features traditional office supplies, break room items, furniture and janitorial and sanitation products. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. Crystal Rock believes "Little Things Matter™" to the customer experience with high standards for delivering premium service excellence and results in customer productivity - at work or at home. Through technical innovation, a branded customer experience and a commitment to community and environment, Crystal Rock family values are integral to the relationships between employees and customers. More information is available at CrystalRock.com.

                        CRYSTAL ROCK HOLDINGS, INC.
                           Results of Operations

                                                          (Unaudited)
                                                      Three Months Ended:
                                                   ------------------------
                                                   January 31,  January 31,
                                                       2017         2016
                                                   -----------  -----------
(000's $)

Sales                                              $    14,650  $    16,132

Income from operations                             $       232  $       349

Net Loss                                           $       (75) $       (30)

Basic net earnings (loss) per share                $     (0.00) $     (0.00)
Diluted net earnings (loss) per share              $     (0.00) $     (0.00)

Basic Wgt. Avg. Shares Out. (000's)                     21,358       21,358
Diluted Wgt Avg. Shares Out. (000's)                    21,358       21,358

Note: This press release contains forward-looking statements including about our management direction, customer service, technology platforms and product channels. Such forward-looking statements involve risks, uncertainties and other factors, some of which are beyond our control, which may cause actual results to differ materially from those in the forward-looking statement. These risks, uncertainties, and factors include, but are not limited to, those factors set forth in our Annual Report for the Fiscal Year ended October 31, 2016 and subsequent filings we make with the Securities and Exchange Commission. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001

David Jurasek
CFO
860-945-0661 Ext. 3004